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EXHIBIT 99.1

[FAIRPOINT COMMUNICATIONS, INC. LOGO]	[BERKSHIRE TELEPHONE CORPORATION LOGO]

IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS, INC. AGREES TO ACQUIRE
BERKSHIRE TELEPHONE CORPORATION

        CHARLOTTE, N.C. & KINDERHOOK, N.Y.    (June 20, 2003)—FairPoint Communications, Inc. ("FairPoint") and Berkshire Telephone Corporation ("Berkshire") announced today the signing of a definitive stock purchase agreement whereby FairPoint will acquire Berkshire and its subsidiary, Berkshire Cable Corp., pending required regulatory approvals.

        Berkshire, headquartered in Kinderhook, NY, is an independent local exchange carrier that provides voice communication services to over 6,700 access lines serving five communities. Berkshire communities of service are adjacent to Taconic Telephone Corp. ("Taconic"), a FairPoint company.

        The investment advisory firm Falkenberg Capital Corporation based in Denver, CO advised Berkshire.

About FairPoint

        Headquartered in Charlotte, North Carolina, FairPoint is a leading provider of telecommunications services in rural communities, offering an array of services including local voice, long distance, data and Internet primarily to residential customers. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural exchange companies located in 18 states serving more than 243,000 access lines. In New York, FairPoint owns and operates Taconic (Chatham, NY) and Chautauqua and Erie Telephone Corporation (Westfield, NY), collectively serving over 41,700 access lines.

About Berkshire

        Berkshire is a local exchange carrier telephone company serving five communities in Columbia County, New York: Kinderhook, Valatie, Niverville, Stuyvesant and Stuyvesant Falls, NY. Established in 1926, today the Company serves over 6,700 access lines. A subsidiary, Berkshire Cable Corp., operates four other lines of business: cable television, paging, Internet access and long distance services.

Forward Looking Statements

        The statements in this news release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to economic conditions and trends, acquisitions and divestitures, growth and expansion, telecommunication regulation, changes in technology, product acceptance, the ability to construct, expand and upgrade its services and facilities, and other risks discussed in the reports that FairPoint files from time to time with the U.S. Securities and Exchange Commission. Neither FairPoint nor Berkshire undertakes to update any forward-looking statements in this news release or with respect to matters described herein.

CONTACT: Timothy W. Henry FairPoint Communications, Inc. Telephone: (704) 227.3620 Email: Thenry@FairPoint.com www.FairPoint.com	Brian Kelly Berkshire Telephone Corporation. 518.758.9951 www.berkshiretelephone.com

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FAIRPOINT COMMUNICATIONS, INC. AGREES TO ACQUIRE BERKSHIRE TELEPHONE CORPORATION